Exhibit 99.1

Water Now, Inc Stock Uplisted on OTC exchange

Water Now Inc Shares To Trade OTCQB Venture Market Place Beginning February 11, 2019

February 11, 2019

FOR IMMEDIATE RELEASE

Water Now, Inc. (otcqb: WTNW), an industry leader in the water purification industry, today announced that its common stock has been approved for up-listing to the OTCQB Venture Market Place, effective immediately.

The OTCQB is considered by the U.S. Securities and Exchange Commission (SEC) as an "established public market" for the purpose of determining the public market price when registering securities for resale with the SEC. The OTC Pink is not considered as such and most broker-dealers will not trade or recommend OTC Pink stocks. Because the OTCQB dramatically increases transparency, reporting standards, management certification and compliance requirements, the majority of broker-dealers trade stocks on the OTCQB. Historically, this has resulted in improved liquidity and awareness for companies that ascend to the OTCQB tier. The OTCQB is a venture market designed for early-stage and developing US and international companies. To be eligible, companies must be current in their reporting and undergo an annual verification and management certification process. To learn more, visit OTCQB.

"We are very pleased to be trading on the OTCQB as it will provide our shareholders and potential new investors with greater transparency and liquidity in our common stock. Moreover, we believe that trading on this established public market will help to generate enhanced exposure of our Company among institutional investors who typically would not invest in Pink Sheet companies," noted David King, Water Now's CEO.

Water Now Incorporated is the manufacturer of the Aqua 125, Aqua 125E, and Aqua 1000 water purification systems.  All of Water Now’s water purification systems feature patented “Flameless” heating technology.  With scalable solutions from 80 to 800 gallons per day of clean. clear, safe potable water, Water Now Inc. is an industry leader in the water purification space.

You can learn more about Water Now, Inc. at www.waternowinc.com